EXHIBIT 99.2
SAVIENT PHARMACEUTICALS
Moderator: Brian Hayden
03-12-08/12:00 p.m. CT
Confirmation # 35526494

SAVIENT PHARMACEUTICALS
Moderator: Brian Hayden
March 12, 2008
12:00 p.m. CT

Operator:	Good morning and welcome to the Savient Pharmaceuticals fourth-quarter 2007 financial results conference call. At this time all participants are in a listen-only mode. Following management’s prepared remarks, we will hold a Q&A session. To ask a question, please press star followed by 1 on your touchtone phone. If anyone has difficulty hearing the conference, please press star zero for operator assistance. As a reminder, this conference is being recorded today, March 12, 2008.

I would now like to turn the conference over to Mr. Brian Hayden. Please go ahead, sir.

Brian Hayden:	Good morning and thank you for participating in today’s fourth-quarter and year-end 2007 financial results conference call. We issued a press release late yesterday providing financial results and highlights for the fourth quarter and for the year ended December 31, 2007. This press release is available on our Web site at www.savient.com.

Before we begin I would like to read our Safe Harbor statement.

Comments made by management during this conference call will contain forward-looking statements that involve risks and uncertainties regarding the operations and future results of Savient Pharmaceuticals. In particular, we need to stress that when we discuss information regarding the results from our development program for Puricase, which are still being analyzed or the possibility of obtaining regulatory approval for our products in the United

SAVIENT PHARMACEUTICALS
Moderator: Brian Hayden
03-12-08/12:00 p.m. CT
Confirmation # 35526494

States and outside of the United States, no inference of the overall success of the development program nor guarantee of approval can be implied as these matters are subject to a number of risks and uncertainties.

We encourage you to review the company’s past and future filings with the Securities & Exchange Commission, including without limitation the company’s quarterly reports on Form 10-Q and our annual report on Form 10-K, which identify important factors that may cause actual results or events to differ materially from those described in the forward-looking statements.

Furthermore, the content of this conference call contains time sensitive information that is accurate only as of the date of the live broadcast, March 12, 2008. We undertake no obligation to revise or update any statements to reflect events or circumstances after the date of this conference call.

Joining us on the call this morning are other members of our senior management team, including Philip Yachmetz, our Chief Business Officer, Paul Hamelin, our Head of Commercial Operations, Dr. Zeb Horowitz, our Chief Medical Officer, and Dr. Robert Lamm, our Head of Quality and Regulatory Affairs.

I’d like to now turn the call over to Chris Clement, our President and Chief Executive Officer.

Chris Clement:	Thank you, Brian. Good morning, everyone, and thank you for joining us today. For today’s call I will provide a summary of our accomplishments in 2007. Brian will them take you through our financial results for the fourth quarter and year end 2007, then I will ask Paul to provide a summary of our commercial plans for 2008. And then we’ll finish up with question and answers.

2007 was a year of significant progress and achievement at Savient. Our progress was largely defined by the advance of our phase III program for Puricase or (pegloticase), our exciting drug candidate for treatment failure gout patients. In March 2007, we completed enrollment into our two replicate phase III trials which were conducted under the auspices of an FDA approved Special Protocol Assessment, or SPA and we completed the patient portion of

SAVIENT PHARMACEUTICALS
Moderator: Brian Hayden
03-12-08/12:00 p.m. CT
Confirmation # 35526494

these trials in October, 2007. In mid December 2007 we announced the positive top-line clinical results. I am pleased that we achieved all key milestones in 2007 on schedule and I’d like to thank all my colleagues here at Savient for their hard work and dedication in maintaining this program on schedule.

Let me summarize for you our phase III clinical results.

Pegloticase dosed either every two weeks or once monthly, each achieved statistical significance for the primary efficacy endpoint of normalizing plasma uric acid to less than 6 milligrams per deciliter. Peglodicase also achieved statistical significance in the pre-specified pooled analysis for the elimination of gout tophi in the every two week treatment arm. The once monthly treatment arm did not achieve statistical significance, but did demonstrate a positive trend for tophi reduction.

I’d like to point out that many of our patients had multiple tophi on their hands, feet, elbows, or knees causing deformity of the joints and disabling the patient. This strong showing of elimination and reduction of gout tophi appears to provide a real and immediate benefit to the patient. Pegloticase also achieved statistical significance in the pre-specified pooled analysis for the treatment effect on the number of swollen and tender joints as well as improvement in patient reported outcome, specifically the components of the Quality of Life instruments related to pain and physical functioning Short Form 36 and the Health Assessment Questionnaire — Disability Index. The patient scores assessed by these instruments have shown that the improvement associated with pegloticase treatment was both statistically significant and clinical meaningful to the patient. This is the first demonstration of robust patient reported outcomes in a gout trial and is consistent with the emerging efficacy and safety profile of a very favorable benefit to risk ratio.

These impressive phase III results represent the first time a drug candidate for gout has demonstrated clinical improvement in as little as six months of treatment. Pegloticase was generally well tolerated during the studies, but as seen with other infused biologic products, in-fusion reactions were observed. As previously reported, infusion reactions were generally mild or moderate in

SAVIENT PHARMACEUTICALS
Moderator: Brian Hayden
03-12-08/12:00 p.m. CT
Confirmation # 35526494

intensity and in the overwhelming majority of cases did not prevent the completion of dosing or cause patient discontinuation. Only 10 percent of patients withdrew due to an infusion reaction. Compared to infusion reactions for approved biologics and rheumatic diseases, pegloticase infusion reactions were of relatively short duration and more benign in outcome.

So in summary, we are very pleased with the emerging efficacy and safety profile for pegloticase and believe it represents a highly favorable therapeutic benefit-to-risk ratio for this very sick and disabled orphan treatment failure gout population.

Our analysis of the full data set for phase III is continuing. We anticipate completion of this data analysis in the May-June time frame for inclusion in our BLA submission which we anticipate will occur before the end of June. We will not have new data to report until the remainder of our phase III analyses are completed, including the analysis of the immunology data which will be incorporated into the BLA submission. We previously reported that there were no spikes in IgE and/or neutralizing antibodies. I’d like to reiterate that while potentially useful in helping to explain the clinical results, the remaining immunology data cannot change the clinical results that we have already reported.

Our open label extension protocol continues with robust participation from our phase III patients. We had previously announced high enrollment in the open label extension. Of the phase III patients who elected to participate in the open label extension study, 95 percent elected to receive pegloticase at the time of enrollment instead of entering the observation arm. While some patients have switched from pegloticase to observation, others have discontinued for a variety of reasons. However, over 80 percent of our patients are continuing to receive drugs in the open label extension.

Between participation in the phase III trials and the open label extension, we have a substantial number of patients who have been exposed to pegloticase for more than 12 months. And this data will be included in the BLA and 120-day safety update. As previously mentioned, we intend to provide an update

SAVIENT PHARMACEUTICALS
Moderator: Brian Hayden
03-12-08/12:00 p.m. CT
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on the open label extension when our analysis is completed from (inaudible) over the next few months.

While much of the focus in 2007 was on the clinical development of pegloticase, in parallel we have also made significant progress in our CMC, or chemistry, manufacturing and controls, activity. In conjunction with our primary third party contract manufacturer, we have successfully completed the validation of the manufacturing processes for our active pharmaceutical ingredient, or API, with the successful completion of three consecutive and consistent manufacturing validation batches.

We established a backup supply for our API by entering into an agreement with Diosynth Biotechnology to serve as a secondary source of pegloticase API product for global supply and distribution. We plan to complete technology transfer to Diosynth and complete the validation of the manufacturing processes at their facility and expect to have commercial products available by mid 2010.

We also entered into an agreement with Enzon, a biopharmaceutical company and contract manufacturer, to handle the fill-and-finish of pegloticase here in the United States. Enzon has also successfully validated the fill-and-finish processes for the final product at their facility and have filled and finished bio-clinical products for use in the Open Label Extension studies.

Our focus in 2008 has been to prepare for the BLA filing with the FDA by the end of June, and we intend to also seek a priority review by FDA. This means, assuming that we have granted a priority review and FDA adheres to the established action date, the FDA could act on our application by year-end or early in 2009. We also plan to file our marketing authorization application, or MAA, in the EU by year-end. In addition, we’re also increasing our attention to commercial planning activities in anticipation of a product launch in early 2009.

At this point, let me turn the call back over to Brian for the financial update, after which Paul Hamelin, our head of commercial operations, will discuss our plans for remainder of 2008 in preparation for a launch of pegloticase in 2009.

SAVIENT PHARMACEUTICALS
Moderator: Brian Hayden
03-12-08/12:00 p.m. CT
Confirmation # 35526494

Brian Hayden:	Thanks, Chris. Let’s review the operating results for the fourth quarter of 2007 that we reported in last night’s press release. Since I will only be discussing highlights from our financial results, I refer you to our form 10-K for more specifics and details. We plan to file our Form 10-K on Friday of this week.

The net loss for the fourth quarter was $16.6 million, or 31 cents per share, compared with the net loss of $8.8 million, or 17 cents per share, for the fourth quarter of 2006. In general and consistent with what we have reported for the prior three quarters of 2007, the increase in the loss, Q4 2007 versus Q4 2006 resulted from a reduction in revenues due to generic competition for Oxandrin and an increase in total expenses due to the development work of pegloticase.

Looking more closely at the details

Total revenues for the fourth quarter were $1.9 million, a reduction of $6.3 million from the same period in 2006. As we have reported in our three prior earnings conference calls for 2007, in late 2006 and throughout 2007 we experienced generic competition for Oxandrin. We previously indicated that we expected our revenues to decline significantly in 2007 from 2006 levels due to the generic competition, even though we launched our own generic product through our distribution partner, Watson Pharmaceuticals. In the fourth quarter of 2007, Oxandrin and oxandrolone sales were $1.8 million, down $6.4 million from Q4, 2006.

The rate of decline in revenues has been less than we had forecasted but still has been significant in relation to the 2006 levels. Sales were approximately $700,000 lower than the Q3 2007 quarter, indicating a continual downward trend in sales from both products. We’re anticipating for 2008 that sales would flatten out quarter over quarter.

Cost of goods sold for the quarter was $900,000 compared to COGS of $4.9 million for Q4 2006. The sharp decline is due to the lower sales of Oxandrin. As anticipated, we continue to increase our research and development

SAVIENT PHARMACEUTICALS
Moderator: Brian Hayden
03-12-08/12:00 p.m. CT
Confirmation # 35526494

expenses in the fourth quarter of 2007 due to pegloticase clinical and manufacturing activities as we completed our phase III clinical trials in early October, experienced the strong robust enrollment in the pegloticase’s Open Label Extension Trial, began analyzing the data from the phase III trials in preparation of our BLA, and completed various aspects of our analytical and manufacturing work.

R&D expenses were $14.7 million in the fourth quarter of 2007, up from $8.5 million in Q4 2006. Additionally, R&D expenses increased quarter over quarter by $2.6 million, which included the payment of a manufacturing reservation fee to our bulk drug suppliers in order to secure a manufacturing capacity in the future as we plan for the launch of pegloticase.

For 2008, assuming success, we are planning for a modest increase in R&D expenses year-over-year. Selling, general and administrative expenses were $9.8 million in the fourth quarter of 2007, an increase of $1.9 million from Q4 2006. The increase was primarily due to higher stock-based compensation expenses, including performance-based stock awards in which the performance objectives were either achieved or determined to be achievable in Q4, thus requiring the amortization of the related expense.

We ended the fourth quarter with $142.4 million in cash and short-term investments, down $10.9 million in total from the Q3 2007 levels and lower by $37 million in total from the year-end 2006 balances. We had expected our 2007 burn to approximately $50 million in 2007. You can see on our balance sheet that the cash and cash equivalents declined by $52.4 million in 2007. However, our short-term investment increased by $15.5 in 2007.

A portion of our cash at December 31, 2007, was invested in the Bank of America’s Columbia Strategic Cash Portfolio. This is represented by $16.2 million of restricted short-term investments and $1.8 million of restricted long-term investments included within the other assets category on our balance sheet. The Columbia Strategic Cash Portfolio was closed in December and the fund is in the process of liquidating their assets. We redeemed a portion of our investment in December 2007 and year-to-date 2008 we have redeemed approximately 39 percent of our investment. We

SAVIENT PHARMACEUTICALS
Moderator: Brian Hayden
03-12-08/12:00 p.m. CT
Confirmation # 35526494

anticipate based on the information from Bank of America, that we will redeem approximately 90 percent of our original $20 million investment by July 2008. The remaining $1.8 million of restricted long-term investments will be redeemed in 2009. The remaining portion of our investments were maintained at highly liquid money market funds and Treasury funds at the end of 2007.

We would expect our cash burn rate to escalate in 2008 from the $37 million we spent in 2007 as we continue to support the development of pegloticase, and, most importantly, as we begin to prepare for the launch of pegloticase, including the hiring of a sales organization to lead this effort

Let me now touch on some of the year-to-date highlights which explanations are fairly consistent with the activities for the fourth quarter. The net loss for the year was $48.7 million, or 93 cents per share, compared with net income in 2006 of $60.3 million, or $1.03 per share. You’ll recall in 2006 we sold our U.K. subsidiary, which is reported as income from discontinued operations, representing $61.8 million and significantly contributing to the 2006 net income.

Revenues were $14 million, down $33.5 million from 2006 due to the generic competition for Oxandrin as previously discussed. R&D expenses were higher by $29.5 million due to the significant clinical manufacturing work on pegloticase in 2007. SG&A expenses were lower by $3.5 million due to the reduction in Oxandrin marketing costs, the elimination of the Oxandrin sales force, and the reduction in financial consulting activities. Partially offsetting these lower costs was a $3.9 million increase in stock-based compensation expense, including performance-based stock awards where performance objectives were achieved or determined to be achievable.

One note of interest.

Our year end balance sheet contains an $8.6 million receivable for recoverable income taxes as we will use our 2007 net losses to partially offset the income we had in 2006 from the sale of our U.K. subsidiary.

SAVIENT PHARMACEUTICALS
Moderator: Brian Hayden
03-12-08/12:00 p.m. CT
Confirmation # 35526494

This concludes the financial piece of the conference call and I’d like to now turn the call over to Paul.

Paul Hamelin:	Thanks, Brian and good morning, everyone.

The Commercial Team is very excited here at Savient. Over the past year we’ve established internal operational plans for a launch in the U.S. and to prepare the European market for a similar launch in the future by a partner. With the impressive clinical results reported in late December and the additional positive results reported on February 4, we have begun the implementation phase of our U.S. launch plan.

I’d like to provide you today with a brief overview of our planned commercial strategy and initiatives. These plans are based on a filing of the BLA by mid-year and, assuming a priority review by the FDA, will lead to a launch in the first half of 2009. Obviously, if the regulatory timeline of a priority review does not become a reality, we’ll pace our implementation of our launch plans accordingly to match the expected regulatory approval timeline.

First, we plan to expand our commercial organization with a strong focus on building our sales team. In building our sales infrastructure, we plan to hire a Head of Sales and approximately 6 district sales leaders in late summer to help prepare for the recruiting, training and the onboarding process of the sales force. We also plan to hire approximately 60 experienced specialty pharmacological sales reps, which we will anticipate will occur late in the fourth quarter.

We will continue to expand our Managed Health Care Team over the next several months. Their objectives are focused in several critical areas, such as preparation for market access and pricing and reimbursement, both at the private payer level and the public markets, specifically CMS as pegloticase will be a Medicare part B benefit. We plan to have all of these people hired and integrated by August.

We’re also dramatically increasing our presence in medical education efforts at several new key congress meetings starting this spring. We will attend for

SAVIENT PHARMACEUTICALS
Moderator: Brian Hayden
03-12-08/12:00 p.m. CT
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the first time the Infusion Nurse’s Society meeting in May and we will exhibit at the Renal Transplant meeting in June and we’ll finish the year exhibiting at our first American Society of Hospital Pharmacy meeting.

In between those, we will continue to expand our efforts at the two largest rheumatology global meetings, first at EULAR in June, where we’ll have an exhibit booth for the first time, and then at the American College of Rheumatology in October, where we will first release phase III data through abstracts and educational forums to build awareness among thought leaders in these critical prescriber groups.

Focusing for a moment on pricing and reimbursement work, which has been going on for months. This work has been the preliminary stage 1 work and really was intended for us to understand the payers concerns, policies, and processes for biologic drugs at both the private and public level. It would have been premature for us to conduct a large detailed quantitative pricing research in the U.S. or Europe without our phase III data. Now with the preliminary clinical data in hand, we’ve begun the next level of deeper pricing research with payers, outlining pricing levels which are deemed to be good value that we can be supported by the pegloticase’s strong clinical profile. This effort is going to take many months of worth to correctly understand the appropriate value proposition for the product. We do not expect to announce the pricing decisions until after the label is approved by the FDA.

We continue to have excellent discussions with potential partners who are interested in pegloticase. The strong level of interest being expressed is a reflection of the quality of the product and the opportunity which we believe will result in the Savient management team being able to complete a transaction that will provide our shareholders with maximal value. Our timing and efforts are on track for a second half of 2008 partnership.

Let me now turn the call back over to Chris.

Chris Clement:	Thank you, Paul.

SAVIENT PHARMACEUTICALS
Moderator: Brian Hayden
03-12-08/12:00 p.m. CT
Confirmation # 35526494

2008 is again a year of execution, and our focus is to achieve the key milestones of BLA and MAA filings. As you heard from Paul, our commercial plans will start to take shape as we enter the second half of the year and look towards the product approval and launch.

We are also looking to the American College of Rheumatology Annual meeting later this year in October as the forum to showcase our phase III results. We will submit a number of abstracts and posters for presentation at the meeting, covering all the important aspects of our safety and efficacy data.

I look forward to keeping you abreast of our progress as we move through this exciting year.
I’d like now to open the lines for Q & A.

Operator:	Your first question will come from the line of Leland Gershell, with Cowan & Company.

Leland Gershell:	Morning. Thanks for the update and for taking my questions. I was wondering — the first question. You had mentioned previously the intention to conduct re-treatment trials of Puricase. I’m just wondering if we can get an update on your plans and timelines there.

Zeb Horowitz:	Right. This is Zeb, Leland.

Leland Gershell:	Hi.

Zeb Horowitz:	Yes, it is still our intention to do so. We have sent protocol and appropriate documents out to the field. We’re looking at four sites that participated in the early development as well as phase III, up to but probably no more than (20) patients. We expect to have all the patients started probably by May, and we’re only intending as required under FDA regs to submit safety data during the 120-day safety update so that all the patients will have finished about four or five or six doses, and then every two weeks a schedule by the time of the 120-day safety update. So that is still — that is still planned and we expect it to go pretty well.

SAVIENT PHARMACEUTICALS
Moderator: Brian Hayden
03-12-08/12:00 p.m. CT
Confirmation # 35526494

Leland Gershell:	OK. So we expect to see re-treatment data then in the second half?

Zeb Horowitz:	No, I wouldn’t expect you to see re-treatment data, we will take a cut of data for the FDA, but until that study is finished and we have a locked database, et cetera, I wouldn’t be expected to report that in public and then that would probably be reported in scientific abstracts next year.

Leland Gershell:	OK — and one more question if I may, in the open extensions, could you give us a breakdown of the patients who have been in the every two versus once every four week cohort?

Zbe Horotwitz:	I can tell you how they originally enrolled or their changing numbers because they have — we did allow switching. Originally the patients enrolled pretty evenly, about 62 and 68 in the Q4 and Q2 arm. I think that’s approximately right and I think it’s — actually that’s not — that current enrollment is at the end of September. I don’t have the exact numbers as they enrolled over the course of the study, but it was about I think 80 versus 60 in the Q2 and Q4 and I think only two people originally enrolled in the observation arm, something like that.

Leland Gershell:	OK, thanks for taking the questions, I’ll jump back in the queue.

Operator:	Your next question will from the line of (Katherine Ewe), with Credit Suisse.

(Katherine Ewe):	Good morning.

Zeb Horowitz:	Hi, (Katherine)

(Katherine Ewe):	Just wondering in the open label extensions — there are few patients that switched to observation and dropped out — and/or dropped out, I’m just curious, could you provide us with some color on those patients?

Zeb Horowitz:	Well, we’ve said that originally two people enrolled in the observation arm. I think out of the 150-plus patients who enrolled in the study, about nine have switched over. We actually encourage patients to stop taking the drug. I’d be very happy if more patients stopped taking the drug so we could follow them in a drug-free period and see if their benefits are maintained, but until this

SAVIENT PHARMACEUTICALS
Moderator: Brian Hayden
03-12-08/12:00 p.m. CT
Confirmation # 35526494

data is locked down and analyzed, there’s not much more I can say about, Katherine.

(Katherine Ewe):	And with regard to the re-treatment study, could you elaborate a little bit more on the design of the study?

Zeb Horowitz:	Just a little bit. We’re not calling it re-treatment because the patients were never really treated the first time. Patients from our phase I I.V. study would have received only one dose of drug and perhaps at a very low dose, as low as half a milligram, so they never really had treatment, they only had exposure, and in phase II of course, the longest the patient was treated was three months, so we don’t consider that a full treatment period either.

This is in line with what the FDA asked us at the end of phase II meetings. As we’ve previously said in various forums, at the end of phase II meeting, the agency asked us to make the drug available, specifically about phase III patients, and all patients who completed the phase III study and wanted to stay with the drug because there was no other treatment available to them, and I agreed to do that only under a controlled environment that is in the context of the protocol rather than as compassionate use, and we’ve had numerous requests from patients and physicians of who participated in the phase I and the phase II study to make the drug available to them as well because these patients have no treatment; and so we agreed to do that in the context of the protocol, which would allow at the same time us to gather some information about how the patients do after a multi-year drug-free period.

So essentially we’re asking — we’ve collected information on whose available, what centers are available. And as I’ve said, we think there might be as many as 15 to 20 such patients all of them will use the Q2 dosing arm, and will allow them to get the drug for about six months, potentially longer if our drug is not yet on the market, and we’ll collect primarily safety data, but we’ll be measuring uric acid and seeing how they do in terms of efficacy but it’s not — it will not be part of the integrated efficacy or integrated safety summary for theBLA.

SAVIENT PHARMACEUTICALS
Moderator: Brian Hayden
03-12-08/12:00 p.m. CT
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(Katherine Ewe):	OK, great. One last question. Is the — the ACR doesn’t really have a guideline for gout treatment. So just curious. Could you provide some update on your potential recent discussions with the organization about establishing a guideline, I mean, I know that the organization has been trying to update guidelines for a while.

Zeb Horowitz:	Let me just comment a bit about it. The ACR does have guidelines committees, and one would expect sometime in the — in the future those committees will meet and test update the guidelines for gout management. But it has been a number of years since the ACR has taken that step. And we know from over in Europe, EULAR has recently updated their treatment guidelines, this was about a year ago but again, one would suspect that in the future as more and more products become available, specifically, you know, hopefully pegloticase, that they’ll take the opportunity to update those guidelines again.

Zeb Horowitz:	I’d like also to comment. We — this is Zeb again. We have been working closely with the OMERACT group, the Outcome Measures In Rheumatology Group, which is not so much involved in treatment guidelines, as defining response criteria for use in drug studies or other intervention studies, trying to validate these measures so we know how to tell if a drug is actually working. When we first started working with OMERACT back in 2004, they were the ones who suggested to use including accounts of tender and swollen joints and including (Hac Dis), the Disability Index, and Short Form 36 in our studies. They — we continue to have conversations with them and as we present scientific — various scientific forms going — forms going forward, we will be working with OMERACT, and there’s the opportunity of actually validating some of these measures that we’ve used, using the data from the two replicate studies, and I think ultimately, the OMERACT response criteria for gout as these roll out over the next couple of years, will be worked into some of the treatment guidelines which will be based on evidence-based medicine coming out of randomized controlled trials, so the two were running in parallel.

(Katherine Ewe):	Great, thank you.

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Moderator: Brian Hayden
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Operator:	Your next question will come from the line of Leah Hartman Leah Hartman, with CRT Capital.

Leah Hartman:	Good morning, everyone, thanks for taking my call and congratulations on a really terrific year of transformation. A few housekeeping items for Brian. The D&A, cap ex, and stock-based compensation numbers for the year.

Brian Hayden:	The stock-based compensation —Oh, here it is here. OK. The stock-based compensation for the year was $8.7 million. Four million of that was in the fourth quarter. G&A for the year was $22.5 million and cap ex was not very significant I don’t believe.

Leah Hartman:	Less than half a million dollars or so?

Brian Hayden:	About $900,000.

Leah Hartman:	Nine hundred. OK. With respect to the cash burn, Brian, you did mention the phrase, but I’m not sure that I heard a number. Is there any guidance at this point in time?

Brian Hayden:	You know, (Lee), we haven’t — we haven’t put out any specific guidance, but I — you know, I tried to guide you a little bit that with all the activities that are planned for this year, it’s obviously going to be more than what we had burned through in 2007 and keep in mind that 2007 we spent $37 million and we had planned to spend about $50 million or so.

Leah Hartman:	No, clearly everywhere. We were surprised at the (inaudible) nice to see. Could you walk me through the timing or — on this income tax receivable?

Brian Hayden:	Well, we’re going to file our income tax return as quickly as possible and I would hope that that would be done by, you know, April-May time frame, sometime in the second quarter. And then the refund would come, you know, however long it takes to process that, probably in Q3 or so.

Leah Hartman:	And now turning to the pipeline behind the chronic gout indication. Zeb, we’ve touted in the past that you may look to study Puricase in other

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Moderator: Brian Hayden
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indications. Can you give us an idea of — if there will be an activity beginning this year?

Zeb Horowitz:	Actually not this year, although as we discussed previously we are doing a juvenile tox study. Actually, two small juvenile tox studies to get ready to do tumor lysis study. First we have to make sure that there are no tox issues and I’d be extremely surprised if there were any, because our tox program is so clean but that would put us in a position to initiate a tumor lysis study in children about a year from now if we wish to. Aside from that, there are other areas of interest, but we don’t have plans right now to do those. Of course if we — if we get an approval and we — and in early ‘09 and we have a partner in place, we’d want to coordinate with a European partner doing some development work in Europe and some in the United States and that’s — that opens up the opportunity to do more, more quickly, because obviously there’s shared costs and shared effort. So we’re all working on those plans right now.

Leah Hartman:	OK, and then I’m not sure whether Chris wants to take this or Paul, but with respect to the partnering discussions — and clearly you’ve made it — repeatedly stated you would seek a partner for Europe and Paul outlined the timing of hiring a district sales leader and specialty pharma reps. Have your discussions taken you down the path of having, you know, a partner in the U.S, and that decision whether or not you really would step up and hire 60 sales persons. So I guess my question is, is it still on the table that you would consider a global partner, is it only European and you’re committed to launching this in the U.S. by yourself?.

Chris Clement:	Leah, this is Chris. Let me start out by telling you that, you know, this drug, as you know, is going to be used primarily by rheumatologists.

Leah Hartman:	Yes.

Chris Clement:	And that’s how we — that’s how we came up with the number of 60 sales reps, but there’s only about 2,800 or so rheumatologists and it’s a sub-set of those that are really going to use this product. So, you know, to adequately cover the rheumatology community, we think that’s well within our capabilities and our financial wherewithal to do that. So we really see taking the initiative

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Moderator: Brian Hayden
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ourselves to exploit the U.S. opportunity, also bear -in-mind that a lot of the key thought leaders in gout have been investigators in our — in our phase II and phase III program; so we’ve also established extremely good relationships with these key thought leaders.

Having said that, you know, we’re not going to close out possibilities that will allow us to fully exploit the asset. So as we get into partnership discussions and if there are ways to capitalize on the U.S. market with a partner, look at it differently, we’re certainly open to those kinds of discussions but if we analyze the data at this point, you know, we believe that we’re in a strong position to capitalize on these ourselves.

Leah Hartman:	I appreciate that — the color on that. Thank you. And I think that — my final question is did you have your pre BLA meeting set in April, are you planning to make any public commentary after that meeting.

Chris Clement:	Yes, OK. So the meeting is set for April 17. And just to set the context to that, we do believe that that meeting will go smoothly. We’re prepared for that meeting at this point in time and assuming that all does go well in that April meeting, that will allow us to maintain our projected filing date of the BLA in the June time frame. So assuming that all goes well with the meeting, I don’t believe that we will put out any kind of announcement on that. I think it will business as usual to — that we are moving forward to meeting that timeline for the BLA. Should there be any material or significant issues that arises from that FDA meeting that would cause a delay or some other issue relative to our filing, then obviously we would — we would make that announcement but at this point in time, everything is moving ahead on schedule, on track, and we expect a positive meeting with the FDA.

Leah Hartman:	That’s terrific and good luck over the coming quarter.

Operator:	And our next question will come from the line of Michelle Ha, with Ferris Baker Watts.

Michelle Ha:	A couple of really quick questions for Brian. Could you break down the FAS expenses for the quarter between R&D and SG&A?

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Brian Hayden:	I sure can try, let’s see if I have that. For sales and marketing for Q4, 14.7 — I’m sorry, 3 million and G&A was 6.8 million for a total of

Michelle Ha:	(Sorry) — sales of 3 million?

Brian Hayden:	Sales and marketing was 3 million and G&A was $6.8 million.

Michelle Ha:	And for R&D?

Brian Hayden:	R&D was 14.7.

Michelle Ha:	Sorry, for the quarter?

Brian Hayden:	For the quarter, yes.

Michelle Ha:	OK. And are you providing guidance for SG&A for ‘08?

Brian Hayden:	You know, we haven’t provided specific guidance, Michelle but as we think of it, you know, I wouldn’t expect that G&A would fluctuate significantly from where we ended the year for 2007. Obviously the biggest increase is going to come through our sales and marketing organization. And we have a couple different plans in place right now depending upon the timing of anticipated approval of the drug. So that’s a — that’s kind of a very variable number but Paul alluded to the fact that we’ll be hiring some infrastructure, and then later in the year we’ll be looking to hire a 60-person sales force.

Michelle Ha:	So you’re not expecting it to fluctuate much between ‘08 and ‘07.

Brian Hayden:	G&A.

Michelle Ha:	G&A, right.

Brian Hayden:	Yes, the sales and marketing piece. Yes, we would expect — that would be our growth area for 2008.

Michelle Ha:	Oh, I’m sorry. My initial question was for the combined SG&A since that seems to be the way that you’ve been reporting it, so I guess for sales and marketing then.

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Brian Hayden:	Right

(Michelle Ha::	What kind of increases were you expecting ?

Brian Hayden:	We haven’t talked specifically about — we haven’t given any specific guidance.

(Michelle Ha:	OK.

Brian Hayden:	With regard to what the detailed increases are. All I’m trying to point out, obviously, is that on the selling and marketing side, with all the activities that Paul alluded to, you know, that’s going to be the growth piece for this year. And on the general and administrative side, you know, we wouldn’t expect that to increase very significantly. Obviously there’s going to be some components as, you know — similar to what we had in 2007. We have performance-based stock grants that have a tendency to mature based on performance objectives that the — in the fourth quarter of the year. So we have similar situations to that in 2008. But most of the growth from — from an SG&A standpoint, most of the growth is going to take place on the S side of that equation.

Michelle Ha:	Fair enough. Thank you.

Operator:	Your next question will come from the line of (Carol Wurther), with Summer Street Research.

(Carol Wurther):	Could you just describe how many patients you’ve had on drug now out 12 months?

Zeb Horowitz:	Yes, we — I don’t have specific numbers for you, but I’ll give you a ball park. And part of the issue is we have, of course — you’ve got to remember how the open label was designed. At the end of the phase — when a patient completed phase III they had the choice of going to Q2 open label, Q4, or observation. And they did not know nor investigator knew — we knew — what treatment arm they were on in the core trial. So when patients made that decision, some switched from Q2 to Q4, some switched from Q4 to Q2, some stayed on the same treatment and of course we had placebo patients switching. Six months

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into the open label extension, we allowed patients to switch again. And for many of them, this occurred while we were still blinded as to the core trial and I do not have a full analysis yet of the open label extension. So I can’t give you precise numbers but I would say that we’ve probably got, gee, I don’t know, maybe at least 30 to 50 patients who had a full year of exposure at the time that we’re filing — including in the BLA. And by the time we file for the 120 safety update, it probably could be as many as 75 or more patients who have had 12 months of continuous exposure to Puricase. But take those numbers with a grain of salt, because there’s a lot of switching back and forth and we don’t have that — data fully analyzed.

(Carol Wurther):	OK, great. Thank you.

Zeb Horowitz:	Sure.

(Carol Wurther):	And then you — in the past you’ve talked about having an advisory panel meeting. Do you still think you might need one or might have one because of, you know, a new product or new indications?

Male:	Right. Well, of course that’s entirely up to the FDA, and they’ll just tell us what they’re going to do. We think that there are a number of reasons. There might be an advisory panel. You’re right, if the new drug attained end points that have never been attained before in the setting of gout, right now all drugs that have ever been approved in gout or are currently under consideration, under review, have only been approved on the basis of uric acid control. We are the first company that has built-in clinical outcomes and attained clinical outcomes. So the agency has some new data to chew on with new methods. And I think they may be very interested in using the opportunity of a advisory panel to consider clinical outcomes beyond a surrogate end-point, that is — that is uric acid. And actually as we all know, uric acid has never been validated as the surrogate marker for anything. It’s a biological marker, a biochemical marker.

So just on that basis the agency may be interested in holding an advisory panel, and it is their stated policy for new classes of drugs to have an advisory panel weigh in. On the other side, the agency is saying themselves that they’re

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under-staffed and under-resourced. I think our data is so robust in terms of efficacy that you don’t need a — and the risk-benefit ratio is so favorable in this orphan population that I would — I don’t think the agency needs validations of an advisory panel. Yet we still may have one. We would — we would obviously prepare for it

Chris Clement:	I think the key point is

Zeb Horowitz:	Ready.

Chris Clement:	Yes, we’ll be ready and we are preparing for that as part and parcel of our plan going forward.

(Carol Wurther):	OK. And on the partnership, are — are you looking just to partner Europe or would it be sort of rest of world type partnership?

Chris Clement:	We are — we are looking at partnerships, let’s call it outside — ex U.S. or ex North America. So it’s — one of the major markets is obviously the EU. That’s where we’ll make our next filing after the BLA will be in the EU. So, you know, we are — we are focusing on that initially. But there are other large markets in Latin America, some of the other Asian — Far East as (well, we are looking for partners in those areas as well. One of the things that we are looking for with a partner is not to fragment the drug. So we’re not looking to have 10 or 15 partners all over the world. We’re looking for being very specific in looking for those kinds of organizations and companies as they have the wherewithal and the capabilities to be able to handle successful launch and marketing of the drug on key markets outside the U.S.

(Carol Wurther):	OK, great. And my last question has to do with manufacturing and how much capacity do you have, and with the second plant — when would that come on line.

Chris Clement:	Yes. We are — we are — you know, we have used our facility in Israel that has done all of our clinical result, they provided all of our clinical supplies and they will provide our initial launch quantities. So we’ve modeled this every which way and we believe that that facility will have sufficient capacity to supply the market. The company that we have used this — a secondary

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supplier called Diosynth — the transfer of technology is currently underway and we expect that they’ll be online in mid 2010. And at that point in time, if you look at the projected timeline, we would have the product launched in the U.S., would be getting approved in Europe. So the secondary supplier would be in place to be able to meet any demand at that point and future demands; and this company, by the way, also has the ability to expand fairly significantly should that need arise. So we don’t really see the need go beyond a secondary supplier to handle whatever the ultimate demands of the — of the products will be.

Now, I’m going to ask my colleague Mr. Yachmetz to comment further Phil Yachmetz: Well, I think Chris provided a very good summary. This Phil Yachmetz. At current with BTG and Diosynth, the easiest way to look at it is that we believe based on a number of different forecasts we have more than adequate supply to meet the demand in the market. And as Chris said, the key part — a key part of that, is that we anticipate Diosynth to be approved through supplemental BLA by the middle part of 2010. And it’s not — it’s not a hard core requirement that that happened by that point in time, because even with the BTG capacity we have more than adequate forecasts

(Carol Wurther):	Great. Thank you. Good luck with your filing.

Philip Yachmetz:	Sure.

Operator:	And there are no further questions at this time. You may proceed with your presentation or any closing remarks.

Chris Clement:	We’re very excited about the progress and results from pegloticase in 2007 and look forward to successfully completing the regulatory process in 2008 and in 2009. We believe that pegloticase if approved, will fill a void in care for treatment failure gout patients that is long overdue and provide a therapeutic solution for patients who suffer from this painful and potentially crippling disease. There are currently no alternative therapeutic options for the management of this condition other than symptomatic relief.

On behalf of myself, my entire senior management team, and our board of directors, I would like to thank our employees and stock holders for their

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dedication and support in 2007. We look forward to reporting continued progress toward achievement of our major objectives in 2008. Thank you.

Operator:	Ladies and gentlemen, that does conclude your conference call for today. We thank you for your participation and ask that you please disconnect you lines.
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